Press Release

             Eagle Bulk Shipping Inc. Reports Third Quarter 2005 and
                           Year-to-Date 2005 Results

NEW YORK, NY, Nov. 14, 2005 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE), a global marine transportation company specializing in the Handymax segment of the dry-bulk shipping industry, today announced its results for the third quarter of 2005 and for the year to date (which represents the period from the Company's inception on January 26, 2005 through September 30, 2005).

The Company reported net time charter revenues of $21.1 million for the third quarter of 2005. Year to date net time charter revenues were $31.7 million.

For the third quarter of 2005, the Company reported net income of $7.4 million or $0.27 per share, based on a weighted average of 27,150,000 basic and diluted shares outstanding for the period. The results for the quarter include a non-cash, non-dilutive compensation expense of $3.7 million. Excluding this charge, net income for the quarter was $11.1 million or $0.41 per share.

EBITDA for the third quarter of 2005, as adjusted for exceptional items under the terms of the Company's credit agreement, was $16.8 million. Please see below in this press release for a reconciliation of EBITDA, as so adjusted, to net income.

On October 31, 2005, the Company paid to its shareholders a 3Q 2005 dividend of $0.54 per share amounting to $14,661,000. The Company also expects to declare a 4Q 2005 dividend of $0.57 per share which will be payable to shareholders in February 2006.

Highlights :

o Completed deployment of its initial 11 vessels on time charters with minimal turnaround time
o Exceeded Q3 dividend projection of $0.53 per share and paid a dividend of $0.54 per share
o    Reaffirmed Q4 dividend guidance of $0.57 per share
o Expanded fleet with accretive acquisitions which increased charter cover and earnings visibility

Fleet Expansion

o Acquired two Supramax vessels, the first of which was delivered in October and the second is expected to be delivered in December 2005
o Each newly acquired Supramax vessel chartered for 24-26 months at $24,000 per day
o    2006 contract coverage increases from 74% to 78% of available days
o    Number of vessels in the fleet increases from 11 to 13
o    Cargo carrying capacity expands by 19% to 643,980 dwt
o    Fleet's average age decreases from 5.8 to 5.5 years
o Increases number of sister ships from 5 to 6 providing operational efficiency

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "We are pleased with our third quarter results, and believe they underscore Eagle Bulk's progress in executing our growth strategy. Notably, we are steadily expanding our fleet to meet the growing demand in the dry bulk sector, and deploying that fleet at very attractive, medium to long term charter rates. We're also very pleased with our fleet utilization rate of 99.7% for the quarter, which affirms that we are managing our assets efficiently, with an eye towards increasing profitability.

"Additionally, we continue to manage costs very aggressively with the goal of achieving one of the lowest cash break-even points in the dry bulk shipping industry. We believe we are on pace - with the right people, assets, and strategic focus - to build a premiere franchise in the dry bulk shipping sector."

Results of Operations

The Company commenced vessel operations in April 2005. Accordingly, no comparisons can be made with previous periods.

For the third quarter of 2005, the Company reported net income of $7.4 million or $0.27 per share, based on a weighted average of 27,150,000 basic and diluted shares outstanding for the period. The results for the quarter include a non-cash, non-dilutive compensation expense of $3.7 million. Excluding this charge, net income for the quarter was $11.1 million or $0.41 per share.

Year-to-date, from inception on January 26, 2005 to September 30, the Company reported a net loss of $5.5 million or $0.30 per share, based on a weighted average of 18,498,387 basic and diluted shares outstanding for the period. The year-to-date net loss includes a non-cash, non-dilutive compensation expense of $11.4 million and non-recurring fees to affiliates of $6.2 million. Excluding the non-cash charge, year-to-date net income was $5.9 million or $0.32 per share.

Fleet Operating Days
                                                       Period from January
                                Three Months ended    26, 2005 (inception)
                                September 30, 2005    to September 30, 2005
                                ------------------    ---------------------
    Ownership Days............          932                    1,422
    Available Days............          929                    1,408
    Operating Days............          926                    1,403
    Fleet Utilization.........          99.7%                  99.6%

Revenues

Net revenues, for the quarter ended September 30, 2005, of $21,137,615 included deductions for brokerage commissions of $1,054,346 and $123,500 in amortization of prepaid charter revenue. Year-to-date net revenues, from inception on January 26, 2005 to September 30, 2005, were $31,753,494 and included deductions for brokerage commissions of $1,719,878 and $328,500 in amortization of prepaid charter revenue.

Net revenues during the third quarter increased by $10.5 million from the $10.6 million recorded during the quarter ended June 30, 2005. This increase is attributable to a 450 day increase in fleet available days compared to 479 available days in the second quarter.

All of the Company's revenues for the period from inception on January 26, 2005 to September 30, 2005 were earned from time charters. As is common in the shipping industry, the Company pays commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and in-house brokers associated with the charterers, depending on the number of brokers involved with arranging the charter.

Vessel Expenses

Vessel expenses during the third quarter of 2005 increased by $0.7 million from $3.1 million in the second quarter of 2005 as a result of the increase in the number of vessels under operation in the Company's fleet. For the quarter ended September 30, 2005, total vessel expenses incurred amounted to $3,732,726. These expenses included $3,420,859 in vessel operating costs, $275,383 in delivery and pre-operating costs associated with the acquisition of the three vessels, M/V Peregrine, M/V Sparrow and M/V Osprey, including providing these newly acquired vessels with initial provisions and stores, and $36,484 in costs associated with vessel onboard inventory stocks.

Year-to-date, from inception January 26, 2005 to September 30, 2005, total vessel expenses incurred amounted to $6,848,124. These expenses include $4,983,409 in vessel operating costs, $1,462,933 in delivery and pre-operating costs associated with the acquisition of the eleven vessels of the Company's fleet including providing these newly acquired vessels with initial provisions and stores, and $401,782 in costs associated with vessel onboard inventory stocks.

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees. With regard to vessel operating expenses, the Company has entered into technical management agreements for each of its vessels with V. Ships Management Ltd, an independent technical manager. In conjunction with management, V. Ships has established an operating expense budget for each vessel and performs the technical management of our vessels. All deviations from the budgeted amounts are for the Company's account. The Company pays its technical manager, V. Ships, a fixed management fee of $8,333 per month for each vessel in the operating fleet in respect of which it provides technical management services. These fees are included in vessel operating costs.

Depreciation and Amortization

The cost of the Company's vessels is depreciated on a straight-line basis over the expected useful life of each vessel. Depreciation is based on the cost of the vessel less its estimated residual value. The Company estimates the useful life of its vessels to be 28 years from the date of initial delivery from the shipyard to the original owner. Furthermore, the Company estimates the residual values of its vessels to be $150 per lightweight ton, which we believe is common in the dry bulk shipping industry. Depreciation charges will increase as the fleet is enlarged which will also lead to an increase of ownership days.

Total depreciation charges recorded for the quarter ended September 30, 2005 and for the period from inception January 26, 2005 to September 30, 2005 amounted to $3,858,943 and $5,879,515, respectively.

Amortization expense for the quarter ended September 30, 2005 and the period from inception in January 26, 2005 to September 30, 2005 amounted to $64,743 and $1,195,456, respectively. These expenses relate to amortization of financing costs associated with the Company's credit facilities and are included in Interest Expense.

General and Administrative Expenses

General and administrative expenses for the quarter ended September 30, 2005 and year-to-date from inception January 26, 2005 to September 30, 2005 amounted to $833,384 and $2,253,421, respectively.

General and administrative expenses include recurring administrative costs and non-recurring formation and advisory costs. Recurring costs include onshore vessel administration related expenses such as legal and professional expenses and administrative and other expenses including payroll and expenses relating to the Company's executive officers and office staff, office rent and expenses, and directors and officers insurance.

For the quarter ended September 30, 2005 and year-to-date from inception January 26, 2005 to September 30, 2005, recurring administrative costs amounted to $833,384 and $1,443,154, respectively. Non-recurring costs include costs relating to the formation of the company and related advisory costs. For the quarter ended September 30, 2005 there were no non-recurring costs incurred. Year-to-date from inception January 26, 2005 to September 30, 2005, non-recurring costs amounted to $810,267. The Company expects general and administrative expenses to increase as its fleet is enlarged.

Non-Cash Compensation Expense

For the quarter ended September 30, 2005 and year-to-date from inception January 26, 2005 to September 30, 2005, non-cash compensation expense was $3,735,705 and $11,376,552, respectively. Non-cash compensation relates to profits interests awarded to members of the Company's management by the Company's principal shareholder Eagle Ventures LLC. The profits interests dilute only the interests of the owners of Eagle Ventures LLC, and not holders of the Company's common stock. However, Generally Accepted Accounting Principles require that share-based awards to an employee of the Company by a shareholder (such as Eagle Ventures LLC) be accounted for as compensation for services provided to the Company. Consequently, the Company's income statement reflects such non-cash charges for compensation related to the profits interests in Eagle Ventures LLC.

Interest Expense

Interest expense for the third quarter of 2005 was $1,727,416 and included $1,467,773 in loan interest, $194,900 in commitment fees and $64,743 in amortization of financing costs. Year-to-date interest expense was $4,961,012 and this amount included $2,821,079 in loan interest, $336,255 in commitment fees, $608,222 in interest on a promissory note, and $1,195,456 in amortization and write-off of debt financing costs. For the third quarter of 2005, interest rates on outstanding debt ranged from 4.12% to 5.49%, including a margin of 0.95% over the London Interbank Offered Rate (LIBOR). The weighted average effective interest rate during the quarter was 4.65%. From the first draw down of the Company's debt of its loans through September 30, 2005, interest rates ranged from 4.10% to 5.49%, including a margin of 0.95% over LIBOR. The weighted average effective interest rate was 4.39%.

The Company has entered into interest rate swaps to effectively convert a portion of its debt from a floating to a fixed-rate basis. The swaps are designated and qualify as cash flow hedges. In September 2005, the Company entered into interest rate swap contracts for notional amounts of $100,000,000 and $30,000,000. These contracts mature in September 2010. Exclusive of a margin of 0.95%, the Company will pay fixed-rate interest of 4.22% and 4.54% respectively, and receive floating-rate interest amounts based on three month LIBOR settings (for a term equal to the swaps' reset periods). The Company records the fair value of the interest rate swap as an asset or liability in its financial statements. The effective portion of the swap is recorded in accumulated other comprehensive income (loss). Accordingly, $1,504,748 has been recorded in Other Assets in the financial statements as of September 30, 2005.

Disclosure of Non-GAAP Financial Measures

     EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

     The Company's new credit facility permits it to pay dividends in amounts up to its earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Therefore, the Company believes that this non-GAAP measure is important for its investors as it reflects its ability to pay dividends. The following table is a reconciliation of net income, as reflected in the condensed consolidated statements of operations, to the Credit Agreement EBITDA for the three-month period ended September 30, 2005 and year-to-date to September 30, 2005:

                                                                            Period from January
                                                     Three Months ended     26, 2005 (inception)
                                                     September 30, 2005    to September 30, 2005
                                                     ------------------    ---------------------
Net Income........................................         $ 7,394,289           $ (5,500,468)
Interest Expense..................................           1,727,416               4,961,012
Depreciation......................................           3,858,943               5,879,515
Amortization of Prepaid Revenue...................             123,500                 328,500
                                                     ------------------    ---------------------
EBITDA............................................          13,104,148               5,668,559
Adjustments for Exceptional Items:
Management and Other Fees to Affiliates (1) ......                  --               6,175,046
Non-cash Compensation Expense (2) ................           3,735,705              11,376,552
                                                     ------------------    ---------------------
Credit Agreement EBITDA ..........................        $ 16,839,853            $ 23,220,157
                                                     ==================    =====================

(1)  One time charge
(2)  Management's participation in profits interests in Eagle Ventures LLC

Liquidity and Capital Resources

As of September 30, 2005, the Company's cash balance was $21.2 million with an additional $5.5 million in restricted cash deposits maintained with its lender for loan compliance purposes. For the next 18 months, the Company also has access to a $10 million working capital facility which is part of a ten-year $330 million revolving credit facility which the Company entered into in July 2005. As of September 30, 2005, the Company had borrowed $157,000,000 under this credit facility to (i) refinance its $88,500,000 of outstanding indebtedness under its original term loan facility, (ii) pay the balance of the purchase price for its tenth and eleventh vessels, M/V Sparrow and M/V Osprey I, acquired in July and August 2005, which amounted to $61,500,000, and (iii) fund $7,000,000 in deposits representing 10% of the purchase prices for its twelfth and thirteenth vessels, M/V Merlin and M/V Heron, which were contracted for during the third quarter of 2005. The M/V Merlin was delivered on October 26, 2005 and the Company funded the balance of the purchase price of $31,500,000 for the vessel with borrowings from its revolving credit facility. The M/V Heron is expected to be delivered in the fourth quarter of 2005.

As of September 30, 2005, the Company's debt consisted of $157,000,000 in borrowings under the credit facility. After taking delivery of the M/V Merlin on October 26, 2005, the Company's debt consisted of $188,500,000 in borrowings under the credit facility. Subsequently, the Company repaid $38,500,000 of the outstanding debt with a portion of the proceeds from the sale of common stock (see Sale of Common Stock below in this press release) reducing its outstanding debt to $150,000,000 and providing the Company with undrawn amounts of $180 million under the revolving credit facility to fund future acquisitions. The facility matures in 2015 and has no principal repayment obligations until 2010.

Capital Expenditures

The Company's current commitments for capital expenditures for vessel acquisitions relate to its acquisitions of two Supramax dry bulk vessels for which it entered into purchase agreements in the quarter ended September 30, 2005. As of September 30, 2005 the Company had paid deposits of $7,000,000 towards the purchase price for the two vessels aggregating $70,000,000.

One vessel, the M/V Merlin, was delivered in October 2005 and the acquisition was funded in full through borrowings of $31,500,000 under the revolving credit facility. The other vessel, the M/V Heron, is expected to be delivered in December 2005 and the Company intends to finance the balance $31,500,000 of the purchase price for that vessel from a portion of the proceeds from the sale of common stock in October 2005.

In addition to the vessel acquisitions, in the quarter ended September 30, 2005 the Company spent $180,904 on capital improvements to some of its vessels. The Company advanced $640,000 towards such improvements in the quarter ended June 30, 2005. These improvements totaling $820,904 for the period from January 26, 2005 to September 30, 2005 are expected to enhance the revenue earning capabilities of these vessels.

Dry Docking

In addition to acquisitions that the Company may undertake in future periods, other major capital expenditures include funding the Company's maintenance program of regularly scheduled dry docking necessary to preserve the quality of its vessels as well as to comply with international shipping standards and environmental laws and regulations. Funding of these requirements is anticipated to be met with cash from operations. The Company anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce available days and operating days during that period.

The following table represents certain information about the estimated dry dock costs until December 2007 along with the allocation of anticipated off-hire days:

      -------------------------------------------------------------------
      Quarter Ending
      --------------
                                          Off-hire Days   Projected Costs
                                          -------------   ---------------
      December 31, 2005.................        --            --
      March 31, 2006 *..................        60         $1.00 million
      June 30, 2006.....................        15         $0.25 million
      September 30, 2006................        15         $0.25 million
      December 31, 2006.................        15         $0.25 million
      March 31, 2007....................        30         $0.50 million
      June 30, 2007.....................        --            --
      September 30, 2007................        30         $0.50 million
      December 31, 2007.................        15         $0.25 million

      -------------------------------------------------------------------
     * includes M/V Merlin and M/V Heron - vessels acquired or to be acquired subsequent to September 30, 2005

Q3 Dividend

On October 5, 2005 the Company's board of directors voted to declare a cash dividend on its common stock of $0.54 per share, based on 27,150,000 shares of common stock outstanding, payable on October 31, 2005 to all holders of record as of October 17, 2005. The aggregate amount of the cash dividend paid to the Company's shareholders on October 31, 2005 was $14,661,000.

Sale of Common Stock

On October 28, 2005, the Company sold 5,500,000 shares of its common stock in a public offering at a price of $14.50 per share, raising gross proceeds of $79,750,000 before deduction of underwriting discounts, commissions and expenses of $5,187,500. The Company used $38,500,000 of the net proceeds from the offering to repay a portion of its outstanding indebtedness under its revolving credit facility which reduced its outstanding debt to $150 million. The Company intends to use $31,500,000 of the net proceeds to pay the balance of the purchase price for the M/V Heron which the Company expects to acquire in December 2005. The remainder of the net proceeds from the offering, an amount equal to $4,562,500, will be used for general corporate purposes. In addition, the Company has granted the underwriters of the offering a 30 day option to purchase up to an additional 500,000 shares of common stock at the public offering price to cover over-allotments and the Company's principal shareholder has granted the underwriters of the offering a 30 day option to purchase up to an additional 325,000 shares of common stock at the public offering price to cover over-allotments.

Summary Consolidated Financial and Other Data

Condensed Consolidated Statements of Operations:

                                                                                           Period from January
                                                                   Three Months ended      26, 2005 (inception)
                                                                   September 30, 2005     to September 30, 2005
Revenues, net of commissions.....................................         $21,137,615               $31,753,494

Vessel Expenses..................................................           3,732,726                 6,848,124
Depreciation ....................................................           3,858,943                 5,879,515
General and Administrative Expenses .............................             833,384                 2,253,421
Management and Other Fees to Affiliates..........................                  --                 6,175,046
Non-cash Compensation Expense....................................           3,735,705                11,376,552
                                                                   ------------------     ---------------------
  Total Operating Expenses ......................................          12,160,758                32,532,658
                                                                   ------------------     ---------------------
Operating Income/(Loss) .........................................           8,976,857                 (779,164)

Interest Expense ................................................           1,727,416                 4,961,012
Interest Income..................................................           (144,848)                 (239,708)
                                                                   ------------------     ---------------------
  Net Interest Expense ..........................................           1,582,568                 4,721,304
                                                                   ------------------     ---------------------
                                                                   ------------------     ---------------------
Net Income/(Loss) ...............................................         $ 7,394,289             $ (5,500,468)
                                                                   ==================     =====================
Income/(Loss) per Common Share - Basic and Diluted...............              $ 0.27                  $ (0.30)
                                                                   ==================     =====================
Weighted Average Shares Outstanding - Basic and Diluted .........          27,150,000                18,498,387
                                                                   ==================     =====================

Condensed Consolidated Balance Sheet:
                                                            September 30, 2005
                                                            ------------------
                                                               (Unaudited)
   ASSETS:
   Current Assets:
     Cash and cash equivalents..............................       $21,175,132
     Accounts Receivable....................................            54,153
     Interest Receivable....................................            49,278
     Prepaid Charter Revenue ...............................           824,000
     Prepaid Expenses.......................................           783,946
                                                            ------------------
        Total Current Assets................................        22,886,509

   Fixed Assets:
     Advances for Vessel Acquisitions.......................         7,000,000
     Vessels at cost, net of Accumulated
            Depreciation of $5,879,515 at September 30......       360,674,668
                                                            ------------------
        Total Fixed Assets..................................       367,674,668
   Restricted Cash..........................................         5,500,000
   Other Assets and Deferred Charges........................         2,812,399
                                                            ------------------
   Total Assets.............................................      $398,873,576
                                                            ==================
   LIABILITIES & STOCKHOLDERS' EQUITY
   Current Liabilities:
     Accounts Payable.......................................        $1,906,956
     Accrued Liabilities....................................           985,411
     Deferred Revenue.......................................         1,720,000
     Unearned Charter Hire Revenue..........................         2,507,425
                                                            ------------------
        Total Current Liabilities...........................         7,119,792
   Long-term Debt...........................................       157,000,00
                                                            ------------------
   Total Liabilities........................................       164,119,792
   Stockholders' Equity :
     Common stock...........................................           271,500
     Additional Paid-In Capital.............................       238,478,004
     Accumulated Deficit....................................       (5,500,468)
     Accumulated Other Comprehensive Income.................         1,504,748
                                                            ------------------
        Total Stockholders' Equity..........................       234,753,784
                                                            ------------------
   Total Liabilities & Stockholders' Equity.................      $398,873,576
                                                            ==================

Condensed Consolidated Statement  of Cash Flows:

                                                            Period from January
                                                            26, 2005 (inception)
                                                           to September 30, 2005
                                                           ---------------------
   Net Cash Provided by Operating Activities...............         $ 18,359,470
   Cash Flows from Investing Activities :
     Advances for Vessel Acquisition.......................          (7,000,000)
     Purchase of Vessels...................................        (365,733,279)
     Vessel Improvements...................................            (820,904)
   Net Cash Used in Investing Activities...................        (373,554,183)
   Net Cash Provided by Financing Activities...............          376,369,845
                                                           ---------------------
   Net Increase in Cash....................................         $ 21,175,132
                                                           =====================

The Fleet

As of September 30, 2005, the Company owned and operated a fleet of 11 vessels with a combined carrying capacity of 540,816 deadweight tons. During the third quarter of 2005, the Company entered into agreements to purchase two Supramax vessels which are to be renamed the M/V Merlin and the M/V Heron. The Company took delivery of one of the Supramaxes on October, 26 2005 and expects to take delivery of the other Supramax in December 2005. All of the Company's vessels are employed on long term time charters. Including the M/V Heron, the average age of the Company's fleet as of November 1, 2005, is 5.5 years.

Vessel            dwt    Vessel Age                       Daily Time Charter
------            ---    ----------                       -------------------
                          in Years    Vessel Acquired        Hire Rate (1)      Time Charter Expiration (2)
                          --------    ----------------       -------------      ------------------------------
  Supramax Vessels
  ----------------
Cardinal        55,408       1.0      April 18, 2005            $26,500         March 2007 to June 2007
Osprey I (3)    50,206       3.0      Aug 31, 2005              $21,000         July 2008 to November 2008
Condor          50,296       4.0      April 29, 2005            $24,000         November 2006 to March 2007
Falcon          50,296       4.0      April 21, 2005            $20,950         February 2008 to June 2008
Harrier         50,296       4.0      April 19, 2005            $23,750         March 2007 to June 2007
Hawk I          50,296       4.0      April 26, 2005            $23,750         March 2007 to June 2007
Merlin          50,296       4.0      October 26, 2005          $24,000         October 2007 to December 2007
Peregrine       50,913       4.0      June 30, 2005             $24,000         October 2006 to January 2007
Heron           52,827       4.0      Expected in               $24,000         December 2007 to February 2008
                                      December 2005
  Handymax Vessels
  ----------------
Sparrow         48,220       5.0      July 19, 2005             $22,500         November 2006 to Feb 2007
Kite            47,195       8.0      May 9, 2005               $25,000         March 2006 to May 2006
Griffon         46,635      10.0      June 1, 2005              $28,000         February 2006 to April 2006
Shikra          41,096      21.0      April 29, 2005            $22,000         July 2006 to November 2006
--------------------------------------------------------------------------------------------------------------

(1) The time charter rates are gross daily charter hire rates before unaffiliated ship-broker commissions ranging from 1.25% to 6.25% of the charter hire rate. As all our vessels are employed on time charters, the charterer is responsible for voyage expenses such as port and canal charges, bunker (fuel oil) costs and port and canal agents costs and other voyage related costs.
(2) The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3) The charterer of the Osprey I has an option to extend the charter period by up to 26 months at a daily time charter hire rate of $25,000.

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

Glossary of Terms :

Average number of vessels: This is the number of vessels that constituted the Company's fleet, for the relevant period, as measured by the sum of the number of days each vessel was a part of the fleet during the period divided by the number of calendar days in that period.

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Monday, November 14th to discuss the results.

To participate in the teleconference, investors and analysts are invited to call 866-770-7051 in the U.S., or 617-213-8064 outside of the U.S., and reference participant code 76587892. A simulcast webcast can be accessed by visiting the Company's website at: www.eagleships.com.

A replay will be available following the call until 12:00 a.m. ET on November 21, 2005. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 60302936.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is the largest U.S. based owner of Handymax dry bulk vessels. Handymax vessels range in size from 35,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jon Morgan or Blake Kohn
     Kekst & Company, New York
     Tel. +1 212-521-4800

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Source: Eagle Bulk Shipping Inc.